Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

PowerFleet, Inc. (“PowerFleet” or the “Company”) has authority to issue 75,150,000 shares of capital stock, consisting of 75,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”), and 150,000 shares of preferred stock, $0.01 par value per share, of which 100,000 shares of preferred stock are currently designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”). The following is a summary of the material terms of the Common Stock and the Series A Preferred Stock. This summary is qualified in its entirety by reference to PowerFleet’s Amended and Restated Certificate of Incorporation (the “Charter”) and PowerFleet’s Amended and Restated Bylaws (the “Bylaws”), which are incorporated herein by reference as Exhibit 3.1 and 3.2, respectively, to PowerFleet’s Annual Report on Form 10-K of which this exhibit is a part. Please read the Charter, the Bylaws and applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.

Common Stock

Voting. The holders of Common Stock are entitled to one vote for each share held of record on all matters on which the holders of Common Stock are entitled to vote. Holders of Common Stock do not have cumulative voting rights in the election of directors.

Dividends. Subject to the rights of holders of all classes of stock (including the Series A Preferred Stock) at the time outstanding that have prior rights as to dividends, the holders of Common Stock are entitled to receive, when, as and if declared by our board of directors (“Board”), out of assets of the Company legally available therefor, such dividends as may be declared from time to time by our Board.

Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding-up, or Deemed Liquidation Event (as defined in our Charter), the holders of Common Stock will be entitled to receive all assets of the Company available for distribution to its stockholders, subject to any preferential or pari passu rights of any then outstanding preferred stock (including the Series A Preferred Stock).

Other Rights. Holders of Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences, and privileges of the holders of Common Stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future (including the Series A Preferred Stock).

Anti-Takeover Provisions

Our Charter contains provisions that could have an anti-takeover effect and may delay, defer or discourage potential acquisition proposals or tender offers or delaying or preventing attempts to influence or replace our incumbent directors and officers. These provisions are summarized below.

Board of Directors

Our Charter provides that our Board will consist of seven directors. So long as shares of Series A Preferred Stock remain outstanding and represent 15% or more, on an as-converted basis, of the voting power of the Common Stock (irrespective of whether or not a Series A Voting Activation Notice has been delivered to us), the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, will be entitled to elect two directors to our Board as the Series A Directors and any committee thereof (subject to applicable Securities and Exchange Commission (“SEC”) and Nasdaq Stock Market (“Nasdaq”) independence requirements). So long as any shares of Series A Preferred Stock remain outstanding and represent less than 15% but not less than 5%, on an as-converted basis, of the voting power of the Common Stock (irrespective of whether or not a Series A Voting Activation Notice has been delivered to us), the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, will be entitled to elect one Series A Director to our Board and any committee thereof (subject to applicable SEC and Nasdaq independence requirements). For so long as any shares of Series A Preferred Stock remain outstanding and there are no Series A Directors on our Board, the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, will be entitled to designate one non-voting observer to attend all meetings of our Board and committees thereof, although the observer may be excluded from executive sessions of any committee at the discretion of such committee. A Series A Director may be removed without cause only by the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock acting as a separate class and any vacancy in office of a Series A Director may be filled only by the holders of a majority of the outstanding shares of Series A Preferred Stock acting as a separate class.

No Cumulative Voting

Our Charter does not provide for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in our Board.

Undesignated Preferred Stock

Our Charter provides our Board with the authority, without further action by the holders of Common Stock, to provide for the issuance of up to 50,000 shares of currently undesignated and unissued preferred stock in one or more series and to establish from time to time the number of shares to be included in each series, and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Our Charter has designated 100,000 shares as Series A Preferred Stock. The existence of authorized but unissued shares of preferred stock would enable our Board to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means.

Consent Rights of Series A Preferred Stock

Our Charter provides that for so long as shares of Series A Preferred Stock are outstanding and convertible into shares of Common Stock that represent at least 10% of the voting power of the Common Stock, or the Investors and their affiliates continue to hold at least 33% of the aggregate amount of Series A Preferred Stock issued to the Investors on the Original Issuance Date, the consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock will be necessary for us to, among other things, (i) liquidate the Company or any operating subsidiary or effect any Deemed Liquidation Event, except for a Deemed Liquidation Event in which the holders of Series A Preferred Stock receive an amount in cash not less than the Redemption Price, (ii) amend our organizational documents in a manner that adversely affects the Series A Preferred Stock, (iii) issue any securities that are senior to, or equal in priority with, the Series A Preferred Stock or issue additional shares of Series A Preferred Stock to any person other than the Investors or their affiliates, (iv) incur indebtedness above the agreed-upon threshold, (v) change the size of our Board to a number other than seven, or (vi) enter into certain affiliated arrangements or transactions.

Section 203 of the Delaware General Corporation Law (the “DGCL”)

We are subject to Section 203 of the DGCL. Section 203 of the DGCL generally prohibits “business combinations”, including mergers, sales and leases of assets, issuances of securities and similar transactions, by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors approved the acquisition of stock pursuant to which the person became an interested stockholder or the transaction that resulted in the person becoming an interested stockholder prior to the time that the person became an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, such person owned at least 85% of the corporation’s outstanding voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the transaction is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. These provisions may have the effect of delaying, deferring or preventing changes in control of the Company.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws provide advance notice procedures for stockholders to nominate candidates for election as directors at our annual and special meetings of stockholders and for stockholders seeking to bring business before its annual meeting of stockholders. Generally, such notice must be provided no later than the 90th day, nor earlier than 120th day, prior to the first anniversary of the previous year’s annual meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice as to each person the stockholder proposes to nominate for election as a director.

Special Meetings of Stockholders

Our Charter provides that special meetings of the stockholders may be called only by (i) our Board pursuant to a resolution adopted by a majority of the entire Board, either upon motion of a director or upon written request by holders of at least fifty percent (50%) of the voting power of all the shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class or (ii) the chairman of the Board or our chief executive officer.

Stockholder Action by Written Consent

Our Charter provides that any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting, and may not be taken by written consent, except for (a) any action required or permitted to be taken by the holders of outstanding Series A Preferred Stock may be effected by the written consent of the holders of at least a majority in voting power of the outstanding shares of Series A Preferred Stock (provided that the holders of the Series A Preferred Stock then have the right to vote pursuant to our Charter) and (b) any action required or permitted to be taken by the holders of the outstanding shares of Common Stock, may be effected by the written consent of (i) the holders of outstanding shares of Series A Preferred Stock (provided that the holders of the Series A Preferred Stock then have the right to vote pursuant to our Charter) and/or (ii) the holders of outstanding shares of Common Stock that are current or former holders of Series A Preferred Stock, holding at least a majority of the total voting power of the outstanding shares of Common Stock and/or Series A Preferred Stock entitled to vote thereon. Other than as set forth above, the holders of Common Stock are not permitted to act by written consent.

Preemptive Rights

For so long as at least 25% of the aggregate amount of shares of Series A Preferred Stock issued on the Original Issuance Date are outstanding, each holder thereof will have the right to purchase up to its pro rata share of the securities being issued and sold in any of our future offerings of equity or debt securities, subject to customary exceptions.

Amendments of Certain Provisions of Our Charter

Our Charter requires the affirmative vote of at least 75% of the voting power of the outstanding shares of our capital stock entitled to vote in the election of directors, voting together as a single class, to amend, alter, change, or repeal Articles FOURTEENTH and FIFTEENTH, which relate to the ability of stockholders to call a special meeting or act by written consent, and the threshold for amending such provisions. In all other matters (other than those relating to the rights of the holders of the Series A Preferred Stock), amendment of our Charter requires a majority of the voting power of the outstanding shares of our capital stock.

Authority to Amend Bylaws

Our Charter provides that the Board has the power to alter, amend or repeal any provision of the Bylaws or to make new Bylaws, without the consent or vote of our stockholders.

Listing

Our Common Stock is currently quoted on the Nasdaq Global Market and the Tel Aviv Stock Exchange under the symbol “PWFL”.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, LLC.